Exhibit 12

M.D.C. HOLDINGS, INC.

RATIO OF (LOSS) EARNINGS TO FIXED CHARGES

	Three Months Ended March 31,		Year Ended December 31,
(dollars in 000’s)	2010	2009	2009	2008	2007	2006	2005
(Loss) Earnings	$(5,719)	$(21,169)	$(28,481)	$(299,317)	$(688,767)	$405,396	$858,443

Fixed Charges	$18,957	$16,715	$67,954	$68,570	$70,529	$80,915	$67,459

(Loss) Earnings to Fixed Charges	$(0.30)	$(1.27)	$(0.42)	$(4.37)	$(9.77)	$5.01	$12.73

(Loss) Earnings:

Pretax (Loss) Earnings from Continuing Operations	$(21,242)	$(41,073)	$(107,335)	$(382,135)	$(756,464)	$333,137	$808,763

Add: Fixed Charges	18,957	16,715	67,954	68,570	70,529	80,915	67,459
Less: Capitalized Interest	(6,636)	(4,844)	(19,810)	(39,852)	(57,791)	(58,141)	(51,872)
Add: Amortization of Previously Capitalized Interest	3,202	8,033	30,710	54,100	54,959	49,485	34,093

Total (Loss) Earnings	$(5,719)	$(21,169)	$(28,481)	$(299,317)	$(688,767)	$405,396	$858,443

Fixed Charges:

Homebuilding and corporate interest expense	$10,295	$9,649	$38,131	$17,989	$—	$—	$—
Mortgage lending interest expense	79	91	451	329	1,581	8,816	3,850
Interest component of rent expense	777	879	3,257	4,362	7,109	9,852	7,369
Amortization and expensing of debt expenses	1,170	1,252	6,305	6,038	4,048	4,106	4,368
Capitalized interest	6,636	4,844	19,810	39,852	57,791	58,141	51,872

Total Fixed Charges	$18,957	$16,715	$67,954	$68,570	$70,529	$80,915	$67,459

In computing the ratio of earnings to fixed charges, fixed charges consist of homebuilding and corporate interest expense, mortgage lending interest expense, interest component of rent expense, amortization and expensing of debt expenses and capitalized interest. Earnings are computed by adding fixed charges (except capitalized interest) and amortization of previously capitalized interest during the period to (loss) earnings before income taxes. For the three months ended March 31, 2010 and 2009, the Company generated losses which exceeded fixed charges of $19.0 million and $16.7 million, respectively. For the years ended December 31, 2009, 2008 and 2007, the Company generated losses which exceeded fixed charges of $68.0 million, $68.6 million and $70.3 million, respectively.